Exhibit B

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees that the Statement on Schedule 13D/A to which this Joint Filing Agreement is attached as an exhibit, and any amendments thereto, relating to the Class A Ordinary Shares, par value $0.0025 per share, of Decent Holding Inc, is filed on behalf of each of the undersigned, and that all subsequent amendments to such Statement on Schedule 13D/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of August 20, 2026.

DINGXIN SUN

By:	/s/ Dingxin Sun
Dingxin Sun

DECENT LIMITED

By:	/s/ Dingxin Sun
Name:	Dingxin Sun
Title:	Director & Sole Shareholder